EX.99.d.3.a

FORM OF EXHIBIT A*

SUBADVISORY AGREEMENT AMONG

ABRDN INC., ABRDN FUNDS AND ABRDN INVESTMENTS LIMITED

(FORMERLY, ABERDEEN ASSET MANAGERS LIMITED)

The Subadviser is entitled to the percentage of the advisory fee received after fee waivers and expense reimbursements, if any, by the Adviser for the relevant Fund as detailed below:

Funds of the Trust	Subadvisory Fees
abrdn Emerging Markets Fund	45%
abrdn Emerging Markets Sustainable Leaders Fund	90%
abrdn Emerging Markets ex-China Fund	90%
abrdn Infrastructure Debt Fund (formerly, abrdn Global Absolute Return Strategies Fund)	90%

* Effective August 18, 2023.

[Signature Page to Exhibit A to Subadvisory Agreement among the Trust, abrdn Inc. and abrdn Investments Limited]

TRUST:
ABRDN FUNDS

By:
Name:	Lucia Sitar
Title:	Vice President

ADVISER:
ABRDN INC.

By:
Name:	Lucia Sitar
Title:	Vice President

SUB-ADVISER:
ABRDN INVESTMENTS LIMITED (FORMERLY, ABERDEEN ASSET MANAGERS LIMITED)

By:
Name:	Fiona McGowan
Title:	Authorised Signatory